As filed with the U.S. Securities and Exchange Commission on March 3, 2023

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIATRIS INC.

(Exact name of registrant as specified in its charter)

Delaware	83-4364296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Mylan Boulevard Canonsburg, Pennsylvania 15317	15317
(Address of Principal Executive Offices)	(Zip code)

Oyster Point Pharma, Inc. 2016 Equity Incentive Plan

Oyster Point Pharma, Inc. 2019 Equity Incentive Plan

Oyster Point Pharma, Inc. 2021 Inducement Plan

(Full title of the plan)

Brian Roman

Viatris Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

(Name and address of agent for service)

(724) 514-1800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On January 3, 2023, Viatris, Inc., a Delaware corporation (“Viatris” or the “Registrant”), completed its previously announced acquisition of Oyster Point Pharma, Inc., a Delaware corporation (“Oyster Point”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among Viatris, Iris Purchaser Inc., a Delaware corporation and a wholly owned subsidiary of Viatris (“Purchaser”), and Oyster Point. Pursuant to the Merger Agreement, on January 3, 2023, Purchaser merged with and into Oyster Point (the “Merger”), with Oyster Point surviving the Merger as a wholly owned subsidiary of Viatris. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), certain equity-based awards of Oyster Point were settled solely in cash, whereas the remainder were treated as described below:

•

Each Oyster Point option or portion thereof that was outstanding, unvested and unexercised with an exercise price less than $13.00 immediately prior to the Effective Time (each, a “Rollover Oyster Point Option”) was converted into a stock option to purchase a number of shares of common stock, par value $0.01 per share, of Viatris (“Viatris Common Stock”) (rounded down to the nearest whole share) (each, a “Viatris Option”) equal to the product of (i) 1.0127 (the “Equity Award Exchange Ratio”) and (ii) the number of shares of common stock, par value $0.001 per share, of Oyster Point (the “Oyster Point Shares”) subject to such Rollover Oyster Point Option, with an exercise price (rounded up to the nearest cent) equal to (i) the exercise price of such Rollover Oyster Point Option divided by (ii) the Equity Award Exchange Ratio; provided that each Rollover Oyster Point Option with an exercise price equal to or greater than $11.00 was canceled for no consideration;

•

Each Oyster Point restricted stock unit or portion thereof that was outstanding and unvested as of immediately prior to the Effective Time (each, an “Oyster Point RSU”) was assumed by Viatris and converted into a restricted stock unit of Viatris (a “Viatris RSU”) with respect to a number of shares of Viatris Common Stock (rounded down to the nearest whole share), equal to the product of (i) the number of shares deliverable under such Oyster Point RSU and (ii) the Equity Award Exchange Ratio;

•

Each Oyster Point performance share unit or portion thereof that was outstanding and unvested pursuant to its terms immediately prior to the Effective Time (each, an “Oyster Point PSU”) was assumed by Viatris and converted into a Viatris RSU with respect to a number of shares of Viatris Common Stock (rounded down to the nearest whole share), equal to the product of (i) the target number of shares deliverable under such Oyster Point PSU and (ii) the Equity Award Exchange Ratio; and

•

Each Oyster Point RSU and Oyster Point PSU granted on or about July 13, 2022 to the Chief Executive Officer of Oyster Point and the Chief Financial Officer of Oyster Point (each, a “Specified Oyster Point RSU/PSU Award”) that was outstanding and unvested, each as of immediately prior to the Effective Time, was assumed by Viatris and converted into a Viatris RSU with respect to a number of shares of Viatris Common Stock (rounded down to the nearest whole share), equal to the product of (i) the target number of shares deliverable under such Specified Oyster Point RSU/PSU Award and (ii) the Equity Award Exchange Ratio.

The Viatris Options and Viatris RSUs will otherwise continue on the same terms and conditions as were applicable under such Rollover Oyster Point Options, Oyster Point RSUs, Oyster Point PSUs and Specified Oyster Point RSU/PSU Awards, as applicable, including any vesting conditions and service schedules, but excluding any performance-based vesting conditions applicable to Oyster Point PSUs or Specified Oyster Point RSU/PSU Award.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), any other document required to be delivered to employees pursuant to Rule 428(b) or additional information about the Plan is available without charge by contacting:

Viatris Inc.

Investor Relations

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

(724) 514-1813

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We are incorporating by reference certain information that we have filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the documents that we are incorporating by reference is considered to be part of this registration statement, and the information that Viatris later files with the Commission will automatically update and supersede the information contained or incorporated by reference into this registration statement. We are incorporating by reference the following documents:

•	Annual Report on Form 10-K of Viatris for the year ended December 31, 2022, filed on February 27, 2023;

•	Current Report on Form 8-K of Viatris, filed on February 27, 2023 after the filing of the Annual Report on Form 10-K of Viatris for the year ended December 31, 2022;

•	Current Report on Form 8-K/A of Viatris, filed on February 27, 2023 after the filing of the Annual Report on Form 10-K of Viatris for the year ended December 31, 2022; and

•

the description of our capital stock contained in Exhibit 4.10 to the Annual Report on Form 10-K of Viatris for the year ended December 31, 2020, filed on March 1, 2021, as supplemented by any subsequent amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by Viatris pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including, but not limited to, attorneys’ fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) actually and reasonably incurred in connection with any such action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of an action, suit or proceeding made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such action, suit or proceeding or with respect to any such claim, issue or matter therein, shall be indemnified against all expenses actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) include provisions that require the Registrant to indemnify, to the fullest extent allowable under the laws of the State of Delaware, directors or officers against monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request in any capacity at another corporation or enterprise, as the case may be. The Charter and the Bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to the Registrant’s receipt of an undertaking from the indemnified party to repay all amounts advanced if it is determined ultimately that the indemnified party is not entitled to be indemnified. The Registrant is also expressly authorized to carry directors’ and officers’ insurance to protect the Registrant and its directors and officers for some liabilities. In addition, as permitted by Delaware law, the Charter provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In connection with the transactions contemplated by the Business Combination Agreement, dated as of July 29, 2019, as amended from time to time, among the Registrant, Mylan N.V., Pfizer Inc. and certain of their affiliates, on November 20, 2020, the Registrant approved indemnification agreements with each of the directors and executive officers of the Registrant. The indemnification agreements provide indemnification, to the fullest extent permitted by applicable law, to each such director or officer who was, is or becomes or is threatened to be made, in their capacity as a director or officer of the Registrant or any of its subsidiaries or any capacity of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Registrant, a party to any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, inquiry, administrative hearing, appeal or any other proceeding (including, without limitation, stockholder claims, actions, demands, suits, proceedings, investigations and arbitrations), whether civil, criminal, administrative, arbitrative, investigative or otherwise, whether formal or informal.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Numbers	Description

4.1	Amended and Restated Certificate of Incorporation of Upjohn Inc., effective as of November 13, 2020, filed as Exhibit 3.1 to the Report on Form 8-K filed by Viatris Inc. with the Commission on November 19, 2020, and incorporated herein by reference.

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Upjohn Inc., effective as of November 16, 2020, filed as Exhibit 3.3 to the Report on Form 8-K filed by Viatris Inc. with the Commission on November 19, 2020, and incorporated herein by reference.

4.3	Amended and Restated Bylaws of Viatris Inc., effective as of November 16, 2020, filed as Exhibit 3.2 to the Report on Form 10-K filed by Viatris Inc. with the Commission on March 1, 2021, and incorporated herein by reference.

5.1*	Opinion of Cravath, Swaine & Moore LLP.

23.1*	Consent of Cravath, Swaine & Moore LLP (included as part of Exhibit 5.1 hereto).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (included as part of the signature page of this registration statement).

99.1*	Oyster Point Pharma, Inc. 2016 Equity Incentive Plan.

99.2*	Oyster Point Pharma, Inc. 2019 Equity Incentive Plan.

99.3*	Oyster Point Pharma, Inc. 2021 Inducement Plan.

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on March 3, 2023.

VIATRIS INC.

By:	/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below, as a director or officer of Viatris Inc., a Delaware corporation, does hereby constitute and appoint each of Sanjeev Narula and Paul B. Campbell the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, of the undersigned, to sign, in the name and on behalf of the undersigned, the Registration Statement on Form S-8 to which this power of attorney is filed as an exhibit, and any and all amendments thereto, including post-effective amendments, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Robert J. Coury Robert J. Coury	Executive Chairman and Director	March 3, 2023

/s/ Michael Goettler Michael Goettler	Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2023

/s/ Sanjeev Narula Sanjeev Narula	Chief Financial Officer (Principal Financial Officer)	March 3, 2023

/s/ Paul B. Campbell Paul B. Campbell	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	March 3, 2023

/s/ W. Don Cornwell W. Don Cornwell	Director	March 3, 2023

/s/ JoEllen Lyons Dillon JoEllen Lyons Dillon	Director	March 3, 2023

/s/ Elisha W. Finney Elisha W. Finney	Director	March 3, 2023

/s/ Melina Higgins Melina Higgins	Director	March 3, 2023

/s/ James M. Kilts James M. Kilts	Director	March 3, 2023

/s/ Harry A. Korman Harry A. Korman	Director	March 3, 2023

/s/ Rajiv Malik Rajiv Malik	President and Director	March 3, 2023

/s/ Richard A. Mark Richard A. Mark	Director	March 3, 2023

/s/ Mark W. Parrish Mark W. Parrish	Director	March 3, 2023

/s/ Scott A. Smith Scott A. Smith	Director	March 3, 2023

/s/ Pauline van der Meer Mohr Pauline van der Meer Mohr	Director	March 3, 2023